Exhibit 8.1
MFC BANCORP LTD.
LIST OF SIGNIFICANT SUBSIDIARIES AS AT MAY 2, 2016
Subsidiaries	Country of Incorporation	Proportion of Voting Interest(1)
MFC Commodities GmbH	Austria	100%
MFC Trade & Financial Services GmbH	Austria	100%
IC Managementservice GmbH	Austria	100%
International Trade Services GmbH	Austria	100%
MFC Commodities Trading GmbH	Austria	100%
MFC Metal Trading GmbH	Austria	100%
Kasese Cobalt Company Limited	Uganda	75%
MFC (A) Ltd	Marshall Islands	100%
MFC (D) Ltd	Marshall Islands	100%
M Financial Corp.	Barbados	100%
MFC Corporate Services AG	Switzerland	100%
GPT Global Pellets Trading GmbH	Austria	100%
MFC Power Limited Partnership	Canada	100%
MFC Resources Inc.	U.S.	100%
Possehl Mexico S.A. de C.V.	Mexico	100%
MFC Holding Norway AS	Norway	100%
Fesil AS	Norway	100%
Fesil Sales AS	Norway	100%
Fesil Rana Metall AS	Norway	100%
Fesil Sales GmbH	Germany	100%
Fesil Sales SA	Luxembourg	100%
F.J. Elsner Trading Gesellschaft mbH	Austria	100%
MFC Merchant Bank Limited	Malta	100%
Mednet (Shanghai) Medical Technical Developing Co. Ltd.	China	100%
Hangzhou Zhe-er Optical Co. Ltd.	China	51%

Note:
(1)
Percentages rounded to nearest whole number. Our proportional voting interests are identical to our proportional beneficial interests, except for a non-wholly owned subsidiary in Africa from which we derive a 100% beneficial interest resulting from our shareholder loan.